Exhibit 99.2

FOR IMMEDIATE RELEASE Contact: John Fuller, Chief Financial Officer 760-929-8226

RUBIO’S® Restaurants, Inc. Announces New Franchise Agreement and 2006 Development Plans

CARLSBAD, CA - January 19, 2006 - Rubio's® Restaurants, Inc. (NASDAQ: RUBO) (“Rubio’s”) today announced the signing of a new franchise agreement and its 2006 development plans.

Rubio’s and Food Courts of Nevada LLC (“FCON”) have agreed to a five year, five restaurant development agreement in Las Vegas, Nevada. FCON specializes in casino food courts and currently operates as a franchisee of Subway, Wienerschnitzel, Noble Roman Pizza, Dreyer’s Ice Cream, Starbucks and Manchu Wok. FCON has a signed lease with Station’s Red Rock Casino Resort and Spa and expects to open their first Rubio’s in April, 2006. Rubio’s has four other franchised non casino locations in the Las Vegas market.

The Company estimates opening 10-12 restaurants in 2006, mostly in the last half of the year. One restaurant in Downey, California opened earlier this month. The Company plans on re-imaging 30 restaurants by the end of April, 2006.

“While the Company ‘s focus will continue to be primarily on Company owned stores, we are delighted that a franchisee of FCON’s caliber, experience and proven success has chosen Rubio’s to partner with”, said Ralph Rubio, Rubio’s CEO.

About Rubio's® Restaurants, Inc.

Rubio's Fresh Mexican Grill® (NASDAQ:RUBO) Bold, distinctive, Baja-inspired food is the hallmark of Rubio's Fresh Mexican Grill. The first Rubio’s® was opened in Mission Bay, a community of San Diego, in 1983 by Ralph Rubio. Rubio's is credited with introducing the “Original Fish Taco" to Southern California and starting a phenomenon that has spread coast to coast. In addition to all white meat chicken, slow roasted carnitas (pork), and lean carne asada (steak), Rubio’s menu features a variety of seafood items including grilled Mahi-Mahi, shrimp, and Langostino lobster. Guacamole and a variety of salsas and proprietary sauces are made from scratch daily. The menu includes Street Tacossm, burritos, salads and bowls, tacos, quesadillas, HealthMex® items with less than 20 percent of calories from fat, and domestic and imported beer in most locations. Each restaurant design is reminiscent of the relaxed, warm, and inviting atmosphere of Baja, California, a coastal state of Mexico. Headquartered in Carlsbad, California, Rubio's operates, licenses, or franchises more than 150 restaurants in California, Arizona, Colorado, Utah and Nevada. More information can be found at www.rubios.com.

Safe Harbor Disclosure

Some of the information in this press release may contain forward-looking statements regarding future events of the Company. Please note that any statements that may be considered forward-looking are based on projections, that any projections involve judgment, and that individual judgments may vary. Moreover, these projections are based only on limited information available to us now, which is subject to change. Although those projections and the factors influencing them will likely change, we are under no obligation to inform you if they do. Actual results may differ substantially from any such forward looking statements as a result of various factors, many of which are beyond our control. These factors can be found in our filings with the SEC including, without limitation, in the “Risk Factors” section of our most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q. The Company undertakes no obligation to release publicly the results of any revision to these forward-looking statements to reflect events or circumstances following the date of this release.

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